UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 1, 2020

NetApp, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-27130	77-0307520
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1395 Crossman Avenue Sunnyvale, CA 94089
(Address of principal executive offices) (Zip Code)

(408) 822-6000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	NTAP	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Fiscal 2021 Compensation

On June 1, 2020, the Compensation Committee (the “Committee”) of the Board of Directors of NetApp, Inc. (the “Company”) approved the fiscal year 2021 (“FY 21”) terms of cash compensation for the named executive officers identified below in the amounts reflected below. All target incentive compensation awards and salaries are unchanged from fiscal year 2020.

Named Executive Officer	FY 21 Salary	FY 21 Target Incentive Compensation Award (1)
George Kurian Chief Executive Officer and President	$950,000	170%
Michael Berry Executive Vice President and Chief Financial Officer	$600,000	110%
Bradley Anderson Executive Vice President, Hybrid Cloud Group	$550,000	110%
Matthew K. Fawcett Senior Vice President, General Counsel and Secretary	$548,000	80%
(1)

Expressed as a target percentage of base salary. Incentive compensation for the Company’s named executive officers will be established pursuant and subject to the terms of the Company’s Executive Compensation Plan.

Performance-Based Restricted Stock Units

On June 1, 2020, the Committee approved the terms of performance-based restricted stock units that are expected to be granted on July 1, 2020 under a form of Restricted Stock Unit Agreement (Performance-Based) (the “PBRSU Agreement”). The PBRSU Agreement has terms that are substantially consistent with the terms contained in the form of Restricted Stock Unit Agreement (Performance-Based) included as an exhibit to the Company’s Form 8-K filed on June 26, 2015 (the “Original Agreement”), subject to the following changes:

•

The performance period will be three years, subject to earlier termination under circumstances described in the PBRSU Agreement, and such circumstances are consistent with the provisions of the Original Agreement.

•

If the executive takes an approved leave of absence of 6 months or more during the performance period, then the number of restricted stock units (“RSUs”) will be pro-rated based on the number of months that the executive was not on the leave of absence.

•

100% of the target number of RSUs will become eligible to vest based upon the Company’s position in a percentile ranking of certain benchmark peers of the Company based on the Company’s Total Stockholder Return (as such term is defined in the PBRSU Agreement) compared to such peers’ total stockholder return.

•

The performance level necessary to achieve the maximum level of achievement for this performance metric and the percentage of RSUs that become eligible to vest upon satisfying the threshold target for this performance metric have been revised from the values shown in the Original Agreement.

The foregoing summary of the PBRSU Agreement does not purport to be complete and is qualified in its entirety by the full text of the PBRSU Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending July 31, 2020.

Form of Restricted Stock Unit Agreement

On June 1, 2020, the Committee approved a revised form of Restricted Stock Unit Agreement (the “RSU Agreement”). The RSU Agreement has terms that are substantially consistent with the terms contained in the form of Restricted Stock Unit Agreement (Employees) included as an exhibit to the Company’s Form 10-K filed on June 18, 2019.

•

If a participant’s service is terminated due to his or her Retirement (as such term is defined in the RSU Agreement), an additional number of RSUs will vest on the termination date equal to the number of RSUs that would have otherwise vested on the next scheduled vesting date, multiplied by a fraction with a numerator equal to the number of completed calendar months between the award’s most recent vesting date (or the vesting commencement date if no vesting date has occurred) and the termination date, and a denominator equal to 12, with the result rounded down to the nearest whole RSU.

The foregoing summary of the RSU Agreement does not purport to be complete and is qualified in its entirety by the full text of the RSU Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending July 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETAPP, INC.
(Registrant)

June 3, 2020	By:	/s/ Matthew K. Fawcett
Matthew K. Fawcett
Senior Vice President, General Counsel and Corporate Secretary